Exhibit 5.1

CONYERS DILL & PEARMAN LLP SIX, 2nd Floor, Cricket Square PO Box 2681, Grand Cayman KY1-1111 Cayman Islands T +1 345 945 3901 conyers.com

22 June 2021

711632.19397313
1-345-814-7786
cora.miller@conyers.com

Color Star Technology Co., Ltd.

800 3rd Ave, Suite 2800

New York, NY

10022

Dear Sir/ Madam,

Re: Color Star Technology Co., Ltd. (the “Company”)

We have acted as special Cayman Islands legal counsel to the Company in connection with a registration statement on Form F-1 (the “Registration Statement”) and the preliminary prospectus annexed thereto (the “Prospectus”) (which terms do not include any other document or agreement whether or not specifically referred to therein or attached as an exhibit or schedule thereto) to be filed by the Company with the United States Securities and Exchange Commission (the “Commission”) under the US Securities Act of 1933 (as amended) (the “Securities Act”) relating to the offering and resale by the selling shareholders named in the Registration Statement (the “Selling Shareholders”) of up to 20,000,000 units (the “Units”), with each Unit consisting of (i) one ordinary share, par value US$0.001 each of the Company (the “Ordinary Shares”), and (ii) one warrant to purchase one Ordinary Share of the Company (the “Warrants” and together with the Units and Ordinary Shares, the “Securities”) (the “Offering”).

1.	DOCUMENTS REVIEWED

For the purposes of giving this opinion, we have examined and relied upon a copy of the following documents:

1.1.	the Registration Statement; and

1.2.	the Prospectus;

1.3.	the amended and restated share purchase agreement dated as of June 4, 2021 made between the Company and the investors listed thereto; and

1.4.	the Warrants.

The documents listed in items 1.1 through 1.4 above are herein sometimes collectively referred to as the “Documents” and the documents listed in items 1.3 and 1.4 above are herein sometimes collectively referred to as the “Securities Documents” (which terms do not include any other instrument or agreement whether or not specifically referred to therein or attached as an exhibit or schedule thereto).

Conyers Dill & Pearman LLP has been registered, and operating, as a Cayman Islands limited liability partnership since 1 June 2021 following the conversion of the Cayman Islands firm of Conyers Dill & Pearman to a limited liability partnership on that date.

We have also reviewed:

1.5.	a copy of the Certificate of Incorporation dated 28 June 2018, the Certificate of Incorporation on Change of Name dated 12 July 2019, the Certificate of Incorporation on Change of Name dated 1 May 2020, the Amended and Restated Memorandum and Articles of Association of the Company approved by special resolution passed on 27 April 2020, the register of directors and officers of the Company dated 21 June 2021, the register of members of the Company dated 9 June 2021, each certified by the Secretary of the Company on 9 June 2021 (collectively, the “Constitutional Documents”);

1.6.	a copy of unanimous written resolution of the directors of the Company dated June 21, 2021 and February 18, 2021 and minutes of a meeting of the shareholders of the Company held on and dated November 18, 2020 (collectively, the “Resolutions”);

1.7.	a copy of a Certificate of Good Standing (the “Good Standing Certificate”) issued by the Registrar of Companies in relation to the Company on 9 June 2021 and 21 June 2021 (the “Certificate Date”);

1.8.	a copy of a certificate of incumbency of the Company issued by Campbells Corporate Services Limited dated 21 June 2021 (the “Incumbency Certificate” and together with the Constitutional Documents, the Good Standing Certificate and the Resolutions, the “Corporate Documents”);

1.9.	the results of our electronic searches against the Company at the Registrar of Companies conducted on 10 June 2021 and the electronic Register of Writs and other Originating Process of the Grand Court of the Cayman Islands conducted on 10 June 2021, each as updated on 21 June 2021; and

1.10.	such other documents and made such enquiries as to questions of law as we have deemed necessary in order to render the opinion set forth below.

2.	ASSUMPTIONS

We have assumed:

2.1.	the genuineness and authenticity of all signatures and the conformity to the originals of all copies (whether or not certified) examined by us and the authenticity and completeness of the originals from which such copies were taken;

2.2.	that where a document has been examined by us in draft form, it will be or has been executed in the form of that draft, and where a number of drafts of a document have been examined by us all changes thereto have been marked or otherwise drawn to our attention;

2.3.	the capacity, power and authority of each of the parties to the Securities Documents, other than the Company, to enter into and perform its respective obligations under the Securities Documents;

2.4.	the due execution of the Securities Documents by each of the parties thereto, other than the Company, where a party, and the physical delivery thereof by each of the parties thereto with an intention to be bound thereby;

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2.5.	the accuracy and completeness of all factual representations made in the Documents and other documents reviewed by us;

2.6.	that the Resolutions were passed at one or more duly convened, constituted and quorate meetings or by unanimous written resolutions, remain in full force and effect and have not been rescinded or amended;

2.7.	that there is no provision of the law of any jurisdiction, other than the Cayman Islands, which would have any implication in relation to the opinions expressed herein;

2.8.	the validity and binding effect under the laws of the State of New York (the “Foreign Laws”) of the Documents in accordance with their respective terms;

2.9.	the validity and binding effect under the Documents of the submission by the Company to the exclusive jurisdiction of the state and federal courts of the United States of America located in the City of New York, Borough of Manhattan (the “Foreign Courts”);

2.10.	that the Company will issue the Securities in furtherance of its objects as set out in its Constitutional Documents;

2.11.	that the Constitutional Documents will not be amended in any manner that would affect the opinions set forth herein;

2.12.	that, upon the issue of any Securities to be sold by the Company, the Company will receive consideration for the full issue price thereof which shall not be less than the par value thereof;

2.13.	no invitation has been or will be made by or on behalf of the Company to the public in the Cayman Islands to subscribe for any shares of the Company;

2.14.	that the Registration Statement has been declared effective by the Commission prior to, or concurrent with, the sale of the Securities pursuant to the Registration Statement;

2.15.	the Offering and the transactions contemplated thereunder comply with the requirements of the applicable rules of the Nasdaq Stock Market;

2.16.	that on the date of entering into the Documents to which is it a party, the Company is and after entering into the Documents to which it is a party, will be able to pay its liabilities as they become due;

2.17.	the validity and binding effect under the laws of the United States of America of the Documents and that the Documents will or have been duly filed with and declared effective by the Commission;

2.18.	the Company will have sufficient authorized capital to effect the issue of each of the Ordinary Shares at the time of issuance, whether as a principal issue or on the conversion, exchange, exercise of a Warrant;

2.19.	that the form and terms of any and all Securities or other securities (or other obligations, rights, currencies, commodities or other subject matter) comprising the same or subject thereto (in the case of the Warrants), the issuance and sale thereof by the Company, and the Company’s incurrence and performance of its obligations thereunder or in respect thereof (including, without limitation, its obligations under any related agreement, indenture or supplement thereto) in accordance with the terms thereof will not violate the Constitutional Documents nor any applicable law, regulation, order or decree in the Cayman Islands;

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2.20.	that all necessary corporate action will be taken to authorise and approve any issuance of Securities including, if preferred Shares are to be issued, all necessary corporate action to establish one or more series of preferred shares and fix the designation, powers, preferences, rights, qualifications, limitations and restrictions thereof), the terms of the offering thereof and related matters, and that the applicable definitive purchase, underwriting or similar agreement and, if Securities are to be issued, the applicable indenture and any applicable supplements thereto, will be duly approved, executed and delivered by or on behalf of the Company and all other parties thereto; and

2.21.	save for the Corporate Documents, there are no resolutions, agreements, documents or arrangements which materially affect, amend or vary the transactions contemplated by the Registration Statement.

3.	QUALIFICATIONS

3.1.	We express no opinion as to the enforceability of any provision of the Documents which provides for the payment of a specified rate of interest on the amount of a judgment after the date of judgment or which purports to fetter the statutory powers of the Company. In addition, any provision expressly or impliedly providing that certain statements, calculations and/or certificates are incorrect on their face or fraudulent will not necessarily prevent judicial enquiry into the merits of a claim of an aggrieved party.

3.2.	We express no opinion in respect of the enforceability of any provision in the Documents which purports to fetter the statutory powers of the Company.

3.3.	We have made no investigation of and express no opinion in relation to the laws of any jurisdiction other than the Cayman Islands. This opinion is to be governed by and construed in accordance with the laws of the Cayman Islands and is limited to and is given on the basis of the current law and practice in the Cayman Islands. This opinion is issued solely for your benefit and use in connection with the matter described herein and is not to be relied upon by any other person, firm or entity or in respect of any other matter.

4.	OPINION

On the basis of and subject to the foregoing, we are of the opinion that:

4.1.	The Company is duly incorporated and existing under the laws of the Cayman Islands and, based on the Certificate of Good Standing, is in good standing as at the Certificate Date. Pursuant to the Companies Act, a company is deemed to be in good standing if all fees and penalties under the Act have been paid and the Registrar of Companies has no knowledge that the company is in default under the Act.

4.2.	When issued and paid for in accordance with the Offering described in the Documents and recorded in the register of members of the Company, the Ordinary Shares will be validly issued, fully-paid and non-assessable (which term when used herein means that no further sums are required to be paid by the holders thereof in connection with the issue of such shares).

4.3.	The Warrants have been duly authorized and when issued and delivered by the Company pursuant to the Documents against payment of the consideration set forth in the Documents, such Warrants will be validly issued and will constitute valid and binding obligations of the Company in accordance with the terms thereof.

We hereby consent to the filing of this opinion as exhibit 5.1 to the Registration Statement and to the references to our firm under the captions “Legal Matters”, “Enforceability of Civil Liabilities” and elsewhere in the Prospectus forming a part of the Registration Statement. In giving this consent, we do not hereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the Rules and Regulations of the Commission promulgated thereunder. It may not be used, circulated or otherwise referred to any other for any other purpose as set out herein.

Yours faithfully,

/s/ Conyers Dill & Pearman LLP

Conyers Dill & Pearman LLP

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